Exhibit No. 99

UNITED RETAIL GROUP ANNOUNCES INCREASE IN

FIRST QUARTER 2006 INCOME

- Net income increased 93% and operating income increased 251% over last year-

Rochelle Park, New Jersey, May 16, 2006 – United Retail Group, Inc. (NASDAQ-NMS: “URGI”) today announced earnings for the first quarter, ended April 29, 2006.

Net sales increased 2.7% to $109.4 million in the quarter from $106.5 million in the prior year period. Comparable store sales increased 3% in the quarter.

Comparable store sales data does not include online (“Shop @ Home”) sales. Shop @ Home sales increased 73% for the first quarter.

Operating income for the first quarter increased 251% to $3.0 million, or 2.8% of sales, from $0.9 million, or 0.8% of sales, in the comparable quarter last year.

Net income for the first quarter increased 93% to $1.9 million, or $0.14 per diluted share, versus $1.0 million, or $0.08 per diluted share, in the comparable quarter last year.

Raphael Benaroya, the Company’s Chairman, President and Chief Executive Officer, commented, “I am pleased with the solid first quarter results. The sales growth reflects strong customer acceptance across a broad range of products. Also, the sales momentum built up as the quarter progressed and, notably, was strongest in the Company’s two southernmost fashion regions.”

He added: “Our online sales continued to grow rapidly. Importantly, the infrastructure is in place for us to leverage additional growth from the Internet.”

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United Retail Group, Inc. invites investors to listen to a broadcast of the Company’s conference call to discuss first quarter results as well as ongoing corporate developments. The call will be broadcast live over the Internet today at 11:30 a.m. (Eastern Daylight Time) and can be accessed by logging on to http://www.vcall.com. Raphael Benaroya, Chairman, President and Chief Executive Officer, and George R. Remeta, Vice Chairman and Chief Administrative Officer, will host the call. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.vcall.com until May 30, 2006. Certain financial data disclosed for the first time during the broadcast will be posted on the “Press Releases” page of the financial information section of the Company’s website, http://www.unitedretail.com.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise. The Company operates 496 AVENUE® stores with 2,182,000 square feet of selling space, as well as the AVENUE.COM website at http://www.avenue.com.

* * *

The above release contains certain brief forward-looking statements concerning the Company’s operations and performance. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; variations in weather patterns; fluctuations in consumer acceptance of the Company’s products; changes in the ability to develop new merchandise; store lease expirations; increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; political instability and other risks associated with foreign sources of production; and increases in fuel costs.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta	Investor Relations/Press:
	Vice Chairman and Chief Administrative Officer	Cara O’Brien/Lauren Levine Press: Melissa Merrill
	United Retail Group, Inc.	Financial Dynamics
	(201) 909-2110	(212) 850-5600

UNITED RETAIL GROUP, INC.

1ST QTR 2006

(000’S)

Consolidated Statements of Operations

	13 weeks ended
	(Unaudited)	(Unaudited)
	April 29,	April 30,	Percent
	2006	2005	+ or -

Net sales	$109,420	$106,531	2.7%
Cost of goods sold, including
buying and occupancy costs	80,994	80,840	0.2%
Gross profit	28,426	25,691	10.6%
General, administrative and store
operating expenses	25,390	24,827	2.3%
Operating income	3,036	864	251.4%
Interest income	226	55	310.9%
Interest expense	(143)	(219)	-
Income before income taxes	3,119	700	345.6%
Provision for (benefit from) income taxes (1)	1,183	(304)	-
Net income	$1,936	$1,004	92.8%

Weighted average shares outstanding:
Basic	13,391	12,662
Diluted	14,129	12,870

Net income per common share:
Basic	$0.14	$0.08
Diluted	$0.14	$0.08

(1) Includes a valuation allowance for fiscal 2005 of $0.5 million related to deferred tax assets, net operating loss carryforwards and other tax attributes.

Consolidated Condensed Balance Sheets

	(Unaudited)	(Unaudited)
	April 29,	April 30,
	2006	2005

Assets
Cash and cash equivalents	$32,954	$18,591
Inventory (1)	62,413	57,890
Current deferred tax assets	7,316	-
Other	8,771	8,538
Total current assets	$111,454	$85,019

Property and equipment, net	64,068	75,749
Deferred compensation plan assets	4,490	3,304
Non-current deferred tax assets	10,394	-
Other assets	1,904	1,876

Total assets	$192,310	$165,948

Liabilities and Stockholders’ Equity
Current liabilities (1)	$60,956	$65,291

Long-term distribution center financing	1,678	2,450
Long-term capital leases	-	1,273
Deferred lease incentives	10,038	12,262
Deferred compensation plan liabilities	4,490	4,787
Other non-current liabilities	9,123	8,820
Stockholders’ equity	106,025	71,065

Total liabilities and
stockholders’ equity	$192,310	$165,948

(1) Includes import intransit inventories and corresponding payables of $4.5 million and $5.0 million as of April 29, 2006 and April 20, 2005, respectively.

Statistics

	13 weeks ended

	(Unaudited)	(Unaudited)
Store Count	April 29,	April 30,
	2006	2005

Beginning of period	500	514
New	0	0
Closed	(4)	(2)
End of period	496	512

Selling Square Footage (000’s)

Beginning of period	2,194	2,249
New / Expansion	0	0
Closed	(12)	(10)
End of period	2,182	2,239

Average	2,188	2,242